Exhibit 99.1

To:	Joe Leonard
Chairman & CEO, AirTran Holdings

From:	Robert Priddy

Date:	May 4, 2005

Subject: Board of Directors Status

It is with deep regret that I inform you of my decision to resign from the Board of Directors of AirTran Holdings. The private equity fund that I co-manage is making an investment in Allegiant Airlines and as part of that investment, I will be joining their Board of Directors. In order to insure no conflicts arise, I feel that I must resign my Board position with AirTran.

I have enjoyed my association with AirTran and it’s predecessor ValuJet Airlines. It has been one of the most rewarding experiences of my life. I leave with the full knowledge that it is in very capable hands. If I can ever be of any assistance in the future, please call.

Sincerely,

/s/ Robert Priddy

May 4, 2005